Exhibit 7

Umb Bank, National Association - FDIC Certificate Number: 8273
FFIEC 041
Consolidated Report of Condition for Insured Banks and Savings Associations for December 31, 2020	Page 17 of 86 RC-1

All schedules are to be reported in thousands of dollars. Unless otherwise indicated, report the amount outstanding as of the last business day of the quarter.

Schedule RC - Balance Sheet

	Dollar Amounts in Thousands		RCON	Amount
Assets
1. Cash and balances due from depository institutions (from Schedule RC-A):
a. Noninterest-bearing balances and currency and coin (1)			0081	430,026	1.a.
b. Interest-bearing balances (2)			0071	3,187,434	1.b.
2. Securities:
a. Held-to-maturity securities (from Schedule RC-B, column A) (3)			JJ34	1,012,004	2.a.
b. Available-for-sale debt securities (from Schedule RC-B, column D)			1773	9,299,623	2.b.
c. Equity securities with readily determinable fair values not held for trading (4)			JA22	107,081	2.c.
3. Federal funds sold and securities purchased under agreements to resell:
a. Federal funds sold			B987	0	3.a.
b. Securities purchased under agreements to resell (5,6)			B989	1,650,335	3.b.
4. Loans and lease financing receivables (from Schedule RC-C):
a. Loans and leases held for sale			5369	6,708	4.a.
b. Loans and leases held for investment	B528	16,101,864			4.b.
c. LESS: Allowance for loan and lease losses (7)	3123	215,973			4.c.
d. Loans and leases held for investment, net of allowance (item 4.b minus 4.c)			B529	15,885,891	4.d.
5. Trading assets (from Schedule RC-D)			3545	31,104	5.
6. Premises and fixed assets (including capitalized leases)			2145	224,719	6.
7. Other real estate owned (from Schedule RC-M)			2150	4,740	7.
8. Investments in unconsolidated subsidiaries and associated companies			2130	0	8.
9. Direct and indirect investments in real estate ventures			3656	0	9.
10. Intangible assets (from Schedule RC-M)			2143	126,255	10.
11. Other assets (from Schedule RC-F) (6)			2160	1,010,062	11.
12. Total assets (sum of items 1 through 11)			2170	32,975,982	12.
Liabilities
13. Deposits:
a. In domestic offices (sum of totals of columns A and C from Schedule RC-E)			2200	27,232,240	13.a.
(1) Noninterest-bearing (8)	6631	10,061,012			13.a.1.
(2) Interest-bearing	6636	17,171,228			13.a.2.
b. Not applicable
14. Federal funds purchased and securities sold under agreements to repurchase:
a. Federal funds purchased (9)			B993	65,636	14.a.
b. Securities sold under agreements to repurchase (10)			B995	2,249,861	14.b.
15. Trading liabilities (from Schedule RC-D)			3548	0	15.
16. Other borrowed money (includes mortgage indebtedness) (from Schedule RC-M)			3190	0	16.
17. and 18. Not applicable
19. Subordinated notes and debentures (11)			3200	0	19.

1	Includes cash items in process of collection and unposted debits.
2	Includes time certificates of deposit not held for trading.
3

Institutions that have adopted ASU 2016-13 should report in item 2.a amounts net of any applicable allowance for credit losses, and item 2.a should equal Schedule RC-B, item 8, column A, less Schedule RI-B, Part II, item 7, column B.

4

Item 2.c is to be completed by all institutions. See the instructions for this item and the Glossary entry for “Securities Activities” for further detail on accounting for investments in equity securities.

5	Includes all securities resale agreements, regardless of maturity.
6	Institutions that have adopted ASU 2016-13 should report in items 3.b and 11 amounts net of any applicable allowance for credit losses.
7	Institutions that have adopted ASU 2016-13 should report in item 4.c the allowance for credit losses on loans and leases.
8	Includes noninterest-bearing, demand, time, and savings deposits.
9	Report overnight Federal Home Loan Bank advances in Schedule RC, item 16, “Other borrowed money.”
10	Includes all securities repurchase agreements, regardless of maturity.
11	Includes limited-life preferred stock and related surplus.

Reporting Period: December 31, 2020	January 29, 2021 1:10 PM

Umb Bank, National Association—FDIC Certificate Number: 8273
FFIEC 041
Schedule RC - Continued	Page 18 of 86 RC-2

	Dollar Amounts in Thousands	RCON	Amount
Liabilities - continued
20. Other liabilities (from Schedule RC-G)		2930	525,686	20.
21. Total liabilities (sum of items 13 through 20)		2948	30,073,423	21.
22. Not applicable
Equity Capital
Bank Equity Capital
23. Perpetual preferred stock and related surplus		3838	0	23.
24. Common stock		3230	21,250	24.
25. Surplus (excludes all surplus related to preferred stock)		3839	849,822	25.
26. a. Retained earnings		3632	1,704,062	26.a.
b. Accumulated other comprehensive income (1)		B530	327,425	26.b.
c. Other equity capital components (2)		A130	0	26.c.
27. a. Total bank equity capital (sum of items 23 through 26.c)		3210	2,902,559	27.a.
b. Noncontrolling (minority) interests in consolidated subsidiaries		3000	0	27.b.
28. Total equity capital (sum of items 27.a and 27.b)		G105	2,902,559	28.
29. Total liabilities and equity capital (sum of items 21 and 28)		3300	32,975,982	29.

Memoranda
To be reported with the March Report of Condition.
1. Indicate in the box at the right the number of the statement below that best describes the most comprehensive level of auditing work performed for the bank by independent external	RCON	Number
auditors as of any date during 2019	6724	NR	M.1.

1a = An integrated audit of the reporting institution’s financial statements and its internal control over financial reporting conducted in accordance with the standards of the American Institute of Certified Public Accountants (AICPA) or the Public Company Accounting Oversight Board (PCAOB) by an independent public accountant that submits a report on the institution

1b = An audit of the reporting institution’s financial statements only conducted in accordance with the auditing standards of the AICPA or the PCAOB by an independent public accountant that submits a report on the institution

2a = An integrated audit of the reporting institution’s parent holding company’s consolidated financial statements and its internal control over financial reporting conducted in accordance with the standards of the AICPA or the PCAOB by an independent public accountant that submits a report on the consolidated holding company (but not on the institution separately)

2b = An audit of the reporting institution’s parent holding company’s consolidated financial statements only conducted in accordance with the auditing standards of the AICPA or the PCAOB by an independent public accountant that submits a report on the consolidated holding company (but not on the institution separately)

3 = This number is not to be used

4 = Directors’ examination of the bank conducted in accordance with generally accepted auditing standards by a certified public accounting firm (may be required by state-chartering authority)

5 = Directors’ examination of the bank performed by other external auditors (may be required by state-chartering authority)

6 = Review of the bank’s financial statements by external auditors

7 = Compilation of the bank’s financial statements by external auditors

8 = Other audit procedures (excluding tax preparation work)

9 = No external audit work

To be reported with the March Report of Condition.	RCON	Date
2. Bank’s fiscal year-end date (report the date in MMDD format)	8678	NR	M.2.

1

Includes, but is not limited to, net unrealized holding gains (losses) on available-for-sale securities, accumulated net gains (losses) on cash flow hedges, and accumulated defined benefit pension and other postretirement plan adjustments.

2	Includes treasury stock and unearned Employee Stock Ownership Plan shares.

Reporting Period: December 31, 2020	January 29, 2021 1:10 PM